Exhibit 99.1

Supernus Pharmaceuticals Targeted in Ransomware Incident

The attack had no significant impact on the business and did not cause any significant disruption to Company’s operations

No ransom payments have been made by the Company

ROCKVILLE, Md., Nov. 24, 2021 -- Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a biopharmaceutical company, today announced that it was the recent target of a ransomware attack. The attack had no significant impact on the business and did not cause any serious disruption to the Company’s operations. The Company continues to operate without interruption and does not currently anticipate paying any ransom amounts to any criminal ransomware group.

The Company currently believes the incident began around mid-November, 2021. Based on the preliminary results of the ongoing investigation, the Company believes the criminal ransomware group encrypted certain files on the Company’s systems, deployed malware to impede access to the Company’s systems, and thereafter threatened to publish certain data copied from the Company’s systems. Upon detection of the ransomware, the Company notified government authorities, engaged cybersecurity experts and its outside law firm, and commenced its recovery process. The Company successfully recovered the impacted files and has taken additional steps designed to further protect its networks and files.

To date, the Company has not paid any ransom and has been able to restore all of the information encrypted by the criminal ransomware group.

Although to date the Company’s business and operations have not been significantly impacted by the incident, there is no assurance that further attacks may not significantly impact the Company’s business or operations and that information improperly obtained by the criminal ransomware group may not be exploited by the criminal ransomware group or other third parties. The Company will take appropriate action to protect any stolen confidential information and will continue to investigate the incident and monitor the situation going forward.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.

Our diverse neuroscience portfolio includes approved treatments for epilepsy, migraine, ADHD, hypomobility in Parkinson’s disease, cervical dystonia and chronic sialorrhea. We are developing a broad range of novel CNS product candidates including new potential treatments for hypomobility in Parkinson’s disease, epilepsy, depression and rare CNS disorders.

For more information, please visit www.supernus.com.

CONTACTS:

Jack A. Khattar, President and CEO

Timothy C. Dec, Senior Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

ICR Westwicke

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com